EXHIBIT 99.1


FOR IMMEDIATE RELEASE                     Contact: Erin Gaffney 212-840-4771
                                          Web Site: www.hartmarx.com


               HARTMARX ANNOUNCES AGREEMENT TO ACQUIRE WOMENSWEAR
                                     MAKER
                            EXCLUSIVELY MISOOK, INC.
         ACQUISITION EXPECTED TO CONTRIBUTE $.12 - $.15 TO FISCAL 2005
                               EARNINGS PER SHARE


CHICAGO, June 28, 2004 - - Hartmarx Corporation (NYSE: HMX) today announced that it has entered into a definitive agreement to acquire the business of Exclusively Misook, Inc., a designer and marketer of upscale women's knit products sold through leading specialty stores.

         Homi B. Patel, president and chief executive officer of Hartmarx, commented, "We are truly excited about having Exclusively Misook as part of the Hartmarx family. Misook is the leading designer of very fine luxury knits catering to the busy woman executive. Each Misook garment is custom-cut individually by hand, meticulously sewn and hand-pressed, providing for a very long-lasting, high quality product. This acquisition fits in perfectly with our "best of class" strategy. The brand also has an exceptionally loyal following among its core consumers and we see significant long-term opportunities for high quality line extensions, licensing and international sales. We are very pleased that Misook Doolittle, founder and designer, has agreed to continue as president under a five-year employment agreement. So as to maintain its uniqueness, Exclusively Misook will operate as an autonomous business and a free-standing operating unit of Hartmarx."

         "With this acquisition, our annualized women's segment revenues will exceed $100 million and will enable us to accomplish our long-term goal of a 50/50 split between men's tailored and non-tailored categories much sooner than originally anticipated. Misook's annualized operating results are expected to contribute approximately $35 million in sales and $.12 - $.15 to Hartmarx earnings per share in fiscal 2005. This all cash acquisition will be financed almost entirely from internally generated cash utilizing the availability under our current Senior Credit Facility," Mr. Patel concluded.

         The terms of the transaction call for a cash payment at closing of $30 million subject to certain post-closing adjustments. Additional contingent amounts would be payable over a five- year period if specified earnings levels are achieved. The acquisition, which is subject to customary closing conditions, including Hart-Scott-Rodino approval under the United States anti-trust laws, is expected to close during July.

         Misook's management team will continue to report to Misook Doolittle. Misook Doolittle added, "Our business has grown very rapidly and we were looking for a partner that would help take us to the next level. We are very pleased to be associated with a company like Hartmarx that is not only dedicated to high quality garments, but understands the great value of product differentiation. Our affiliation with Hartmarx going forward will best enable us to expand our product offerings and achieve our sales and earnings growth objectives."

         Kurt Salmon Associates Capital Advisors, Inc. acted as exclusive financial advisor to Exclusively Misook in connection with this transaction.


                                   -- More -


Hartmarx produces and markets business, casual and golf apparel under its own brands including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Riserva, Sansabelt, Barrie Pace and Hawksley & Wight. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Kenneth Cole, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Andrea Jovine, Lyle & Scott and Golden Bear. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements as a result of certain factors, including those factors set forth in Hartmarx's filings with the Securities and Exchange Commission ("SEC"). The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the SEC for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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